Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Superior Well Services, Inc. on Form S-3 (No. 333-152866), Form S-4 (No. 333-145340), and Form S-8 (No. 333-130615) of our report dated March 12, 2009, related to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008 and the financial statement schedule listed in Item 15 (b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., appearing in this annual report on Form 10-K.

/s/  Schneider Downs & Co., Inc.

Pittsburgh, Pennsylvania
March 12, 2009